Exhibit 10.11

CERTAIN
PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

EMPLOYMENT AGREEMENT

between

1.NXP B.V.

and

2.Mr. R.L. Clemmer

THE UNDERSIGNED:

1.NXP B.V., established and headquartered at Eindhoven, the Netherlands (hereinafter referred to as: "the Company"), represented by P. Bonfield and J.P. Huth, in their capacity of Chairman of the Supervisory Board and Member of the Supervisory Board respectively, and acting on behalf of the Company;

and

2.Mr. R.L. Clemmer, [********], hereinafter referred to as: "CEO";

WHEREAS:

The CEO is appointed as Chairman of the Board of Management and President and Chief Executive Officer NXP Semiconductors by a resolution of the General Meeting of the Company on December 31, 2008.

The parties desire to set forth the terms and conditions applying to the CEO employment.

DECLARE AND HAVE AGREED AS FOLLOWS:

1	DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION

1.1	The CEO is Chairman of the Board of Management and President and Chief

Exhibit 10.11

CERTAIN
PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

Executive Officer NXP Semiconductors effective January 1, 2009.

1.2	The CEO’s place of employment will be the office of the Company in Eindhoven.
The Company will be entitled, however, to change the place of employment in consultation with the CEO and in such case the CEO’s personal interests and circumstances shall, as far as possible, be taken into consideration.

1.3	The CEO shall fully devote his working time and working capacity to his position.
To the extent his working hours will be in excess of normal working hours, he shall not be entitled to any additional compensation in respect thereof.

1.4
The CEO shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company, by the applicable corporate governance rules and by instructions determined or to be determined in a Supervisory Board regulation.

1.5
The CEO is obliged to do or to refrain from doing all that officers in similar positions should do or should refrain from doing. The CEO shall fully devote himself, his time and his energy to promoting the interest of the Company and its group of companies.

1.6
If the CEO is a member of the board of another company within the group of companies on the basis of his position as CEO (so-called "qq directorships"), or if the CEO is employed in any other position pursuant to his position as CEO (so- called "qq-positions"), he will pay the income derived there from to the Company, unless the Company decides otherwise. The Company shall hold the CEO harmless from any tax disadvantage to the extent related to such payment to the Company.

1.7
The CEO acknowledges that he has read, understood and shall adhere to the Company’s business principles and other guidelines, laid down in any Company Manual or other codes, as established and amended from time to time.

2	DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION

2.1	This agreement has been entered into for an indefinite period.

2.2
This agreement shall terminate automatically, without notice being required, on the first day of the calendar month following the date on which the CEO reaches pension-entitlement age in accordance with the applicable pension scheme as applicable from time to time, which in your case is 62.5 years.

2.3	Each party may terminate this agreement as per the end of a calendar month by giving written notice, subject to a notice period of six months for the Company and three months for the CEO.

2.4	Upon termination of this agreement the CEO shall resign from any q.q. directorship(s) and/or q.q. position(s) held by him as referred to in article 1.6 of this agreement.

a)
If the employment is terminated by notice given by the Company other than for cause limited to theft and/or fraud (“ontslag op staande voet”) or if the employment contract ends by operation of law because of the CEO’s death then in order to prevent a situation of unfair dismissal and to settle in advance any dispute thereon the Company shall by way of a hereby fixed compensation pay to the CEO a sum equal to twice the amount of base salary (as referred to in article 3.1 of this Agreement) paid by the Company to the CEO in the last twelve months of his employment.

b)
A fixed compensation shall be paid in the event that you terminate your employment with NXP B.V. (‘the Company’) within 6 months from a Change of Control. For the purpose of this letter a Change of Control shall occur in the event of:

(a)a sale, directly or indirectly, of Shares in the Company in a transaction or series of related transactions resulting in the Initial Sponsors together no longer owning, directly or indirectly, 50% or more of the Shares and other equity instruments issued from time to time by the Company; or
(b)the sale or divestment of more than 50% of the assets of the Group to a non- Affiliate in a transaction or series of related transactions whereby the net proceeds of such asset sale, subject to existing contracts, is to be distributed to Shareholders, provided always in each case that after a Listing there shall only be a change of control if the Initial Sponsors or their respective Affiliates together no longer own, directly or indirectly, 30% or more of the Shares and other equity instruments issued from time to time by the Company;
or (c) a M&A transaction which would cause you as CEO of the Company to loose your overall leadership position. The fixed compensation to be paid to the CEO shall be twice the amount of salary (as referred to in article 3.1 of this Agreement)
paid by the Company to the CEO in the last twelve months of his employment and twice the amount of 100% targeted bonus (as referred to in article 3.4). This arrangement (the fixing of the aforesaid compensation) serves to prevent any dispute on the aforesaid subject in advance.

For the purpose of this article the following definitions apply:

-    Shares: meant are the common shares in the capital of KASLION Acquisition B.V. (= the Company’s parent company) as further defined in KASLION’s articles of association.

-    Initial Sponsors: (a) KKR European Fund II, Limited Partnership; (b) Silver Lake Partners II Cayman, L.P.; (c) AlpInvest Partners CS Investments 2006 C.V.; (d) Bain Capital IX, L.P.; (e) Bain Capital Fund VIII-E, L.P.; (f) Apax Europe V - A, L.P.; (g) Apax Europe VI - A, L.P.; (h) such other persons to whom those sponsors have syndicated part of their direct or indirect investment in KASLION as per January 1, 2007; and (i) for each of the aforegoing persons, their respective affiliates.

-    Group means KASLION, its direct and indirect subsidiaries from time to time within the meaning of article 2:24a of the Dutch Civil Code and those other group companies of KASLION from time to time within the meaning of article 2:24b of the Dutch Civil Code the results of which KASLION is required to consolidate when preparing its group financial statements, including the Crolles alliance but excluding for the avoidance of doubt any direct or indirect shareholder of KASLION.

-    Affiliate means, in relation to the Initial Sponsors: (a) any member of the relevant Initial Sponsor's group (groepsmaatschappij as such concept is defined in article 2:24b of the Dutch Civil Code); (b) any fund which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the relevant Initial Sponsor or any member of that Initial Sponsor's group (groepsmaatschappij); (c) any fund of which that relevant Initial Sponsor, any member of that Initial Sponsor's group (groepsmaatschappij), or that Initial Sponsor's general partner, trustee, nominee, manager or adviser, is a general partner, trustee, nominee, manager or adviser; (d) any fund which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the relevant Initial Sponsor's general partner, trustee, nominee, manager or adviser; or (e) any direct or indirect parent undertaking of the relevant Initial Sponsor's or any direct or indirect subsidiary undertaking of that parent.

-	Shareholder means any holder of Shares.

-	Listing means the listing of shares of KASLION on a recognised stock exchange. The parties expressly consider the arrangement described in this Article to be a
“vaststellingsovereenkomst” (agreement establishing the parties’ existing legal relationship) in the terms of Section 7:900 of the Dutch Civil Code. Should a Court deviate from the parties’ agreement about the fixed compensation, for example on the basis of the proposed bill on limitation of compensation in case of income higher than EUR 75,000,--, the parties shall comply with this agreement and shall therefore settle in accordance with the terms hereof still.

The fixed compensation as referred to in this article 2.4 will be paid out within 7 days after the date of termination of this Agreement.

2.5
For the purposes of this article 2 "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months.

3	SALARY AND BONUS

3.1
The CEO shall receive a gross annual base salary of EUR 1,142,000, including holiday allowance, to be paid in twelve equal monthly instalments at the end of each calendar month, net of the mandatory and agreed withholdings and deductions.

3.2
The Supervisory Board of the Company shall review annually, at its discretion, if there should be an increase in the gross base salary as per April 1 of a relevant year. The CEO shall be informed in writing of any salary increases awarded to him in this way.

3.3
The CEO will be entitled to participate in an incentive scheme determined by the Company’s Supervisory Board in consultation with the CEO. Under the CEO Incentive Scheme the CEO may be entitled to payment of a bonus amount, within two months from the date on which the annual accounts for the relevant financial year have been adopted by the General Meeting of Shareholders, subject to the achievement of predefined targets based on the Company's annual budget ('Budget Target'). Budget Targets and stretched targets (‘Stretched Targets’) will be set on a yearly basis by the Company's Supervisory Board in consultation with the CEO. The three Bonus Target criteria are EBITDA, operational cash flow and total revenues. The Budget Targets and Stretched Targets will be weighed on the following basis: EBITDA (weigh factor 40%), operational cash flow (weigh factor 40%) and total revenues (weigh factor 20%). The achievement of the Budget Target and Stretched Target will be determined each year by comparing the Budget Target and Stretched Target to the actual annual results of the Company. The Company's auditors will make this calculation.

3.4	At the achievement all three Budget Target criteria (=100% score) the CEO will be entitled to an annual incentive bonus amount of 100% of the gross annual base salary paid in the relevant annual incentive year on a pro rated basis (=on-target bonus amount). The total realized annual incentive bonus amount will be calculated by adding the realizations for each Bonus Target criteria together. In case less than 80% of the Budget Target is achieved for a specific Bonus Target criteria no bonus amount will be payable for that specific criteria. In case 80% or more up to 100% of the Budget Target is achieved for a specific bonus criteria the bonus amount will vary between 20 and 100% of the on-target bonus amount for that specific Bonus Target criteria. At the achievement of all the three Stretched Targets (=100% score) the CEO will be entitled to an annual incentive bonus amount of 200% (including the annual bonus related to the Target Budget mentioned above in this article) of the gross annual base salary paid in the relevant annual incentive year. In case 100% of Budget Target or more up to 100% of the Stretched Target is achieved for a specific Bonus Target criteria the bonus amount will vary between 100 and 200% of the on-target bonus amount for that specific Bonus Target criteria. In case more than 100% of the Stretched Target is achieved for a specific Bonus Target criterion, the bonus amount will be maximised to 200% of the on- target bonus amount for that specific Bonus Target criteria.

3.5
Only in case of termination of the Agreement by the Company other than for cause limited to theft and/or fraud (ontslag op staande voet) or, by the Court on application of the Company other than for cause limited to theft and/or fraud (dringende reden), or in case of retirement or death the Company will pay a pro rata payment of the bonus for the financial year in which, or shortly after which, the CEO's employment is terminated, provided that the conditions for bonus pay-out are met, which payment will be prorated for the period that the CEO has performed actual work for the Company and whereby the pro rata bonus shall not be paid to the CEO until the financial results for the relevant year have been determined. In all other situations in which the Agreement ends, or if the CEO has served notice, no (pro rata) payment of the bonus will be considered and/or made.

3.6
Without prejudice to clause 3.5, if the CEO has not performed actual work during the full financial year, any bonus paid (if conditions for bonus pay-out are met) shall be pro rata to the part of the financial year during which the CEO has performed actual work. For the purposes of this article "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months.

3.7
Subject to confirmation of the Tax authorities, the Company considers the so-called ‘30% ruling’ applicable to you under the current tax regulations. The company shall submit an application for this special tax-rule to the tax authorities. The 30% ruling allows the Company to pay you approximately 30% of practically all remuneration in the form of a tax-free compensation for so called ‘extra territorial costs’. Consequently, your legal and taxable wage is reduced by the same percentage, so your remuneration is for approximately 30% paid as a tax-free compensation and for approximately 70% as taxable wage. The 30%-ruling only applies to so-called income from present employment, which includes, among other things, monthly salaries and annual incentives, but excludes (future) pension payments and redundancy payments. Moreover, under the 30%-ruling, you are eligible for a limited taxation also on other Dutch taxable income you might have.

4	RELOCATION ARRANGEMENTS AND SCHOOLING

4.1
Moving costs: All cost involved in the moving of the CEO and his family, included but not limited to packing, transportation, storing costs, costs for hiring a real estate agent, notary costs and all miscellaneous moving costs, to Eindhoven and the London area and at the end of the Agreement from Eindhoven and the London area back to the USA shall be borne by the Company. In view of the sudden and immediate situation of the moving the CEO and/or his wife and/or son may need to travel back and forward two times to arrange for the move, which travel costs should then also be covered by the Company on the basis of business class.

4.2
Travel arrangements for your family, in total 3 persons: The Company will reimburse airfare tickets to and from the United States of America to the Netherlands and/or London for 4 times a year for each person on the basis of business class. The travel rules for business flights as enclosed will be applicable to the extent it has not been agreed otherwise by parties in this Agreement.

4.3
The Company shall compensate the rent for an apartment in the Eindhoven area up to an amount of EUR 4,500 per month. The cost of gas, water, electricity, heating etc. is for your personal account, as are telephone expenses. For a maximum period of two years the Company will compensate accommodation costs for your family in the United Kingdom up to an amount of GBP 10,000 per week. These costs should be paid timely in advance consistent with the lease schedule. The CEO will at his discretion have the opportunity to spread the afore-mentioned accommodation costs over a larger period, if desired.

4.4	Temporary company car (if applicable): If needed, the Company can arrange a temporary company car in Eindhoven.

4.5
The Company will reimburse the school costs for your son in the United Kingdom for a maximum period of two years. After the two years have lapsed the Company will pay the difference in school costs between the UK and the USA, which would be the total costs in the UK less USD 15,000 per year.

5	COMPANY CAR

5.1	The CEO shall be entitled to a leased car as per the policy referred to in Annex 1.

6	HOLIDAYS

6.1
The CEO shall be entitled to 25 working days vacation, excluding Dutch public holidays, per year. In taking vacation, the CEO shall duly observe the interests of the Company. For CEOs there is no holiday registration. For further information see Annex 2.

7	INSURANCES

7.1
The Company shall reimburse the costs of the health insurance for the CEO and his family up to a maximum amount of EUR 35,000 per year, as per the details currently being worked out between the Company and Cigna, which insurance provides extensive coverage in the USA, UK and The Netherlands. Besides the Company will reimburse the costs of the basic Writers’ Guild Insurance for your spouse and your son up to a maximum amount of USD 1,100 per month. The Company will provide coverage for an evacuation emergency insurance for the CEO and his family members to the destination of their choice including the USA.

7.2
The CEO will be covered by an accident insurance policy in accordance with the relevant group policy as applicable from time to time. The current policy is attached hereto in Annex 3. The accident insurance includes potential evacuation in case of emergency. In case of the CEO’s death, under the accident insurance policy only payments will be made to the insured, if and to the extent the total sum of the entitlements under this policy and the life insurance policy as referred to in 8.3, exceeds the amount of fixed severance payment made by the Company under article 2.4 under a of this Agreement.

7.3	The Company shall pay the annual contribution of the Company Director and Officers Liability Insurance policy. This insurance shall provide coverage to the CEO as mentioned in the relevant policy.

8	INDUSTRIAL DISABILITY/ LIFE INSURANCE

8.1	The CEO shall participate in the Company policy with regard to Industrial disability in accordance with such policy as applicable from time to time. The current policy is attached hereto in Annex 4.
In case this policy changes, the new policy will apply in full to the CEO. No concessions will be made if the new policy is less favourable than the present policy.

8.2
The Company shall not be bound by the payment obligations under the policy referred to in paragraph 8.1 if the CEO has a claim against third parties in respect of his disablement. Upon surrender to the Company of such claim – in so far as it relates to loss of salary – an amount equal to the aforesaid balance – but for no longer than the period stated in paragraph 8.1 – shall be paid by the Company in advance.

8.3
The CEO can participate in the Company policy with regard to life insurance in accordance with such policy as applicable from time to time. In case of the CEO’s death, under the life insurance policy only payments will be made to the insured, if and to the extent the total sum of the entitlements under this policy and the accident insurance policy as referred to in 7.2, exceeds the amount of fixed severance payment made by the Company under article 2.4 under a of this Agreement.The Company offers the CEO the possibility to enter into the ANW (Surviving Dependants Act) shortfall insurance, in accordance with such policy as applicable from time to time. If the CEO wishes to take out ANW shortfall insurance, he should notify the Pension Fund within two months after employment with the Company, he gets married or live together as if married, or becomes parent.

9	PENSION

9.1
The Executive shall be entitled to participate in the Company’s (collective) pension scheme. The pension scheme rules in their current or any amended form shall apply to the participation in the scheme and the payment of contribution. The pension base is your annual gross salary, as mentioned in paragraph 3.1 hereof, minus the offset. For the current plan, please refer to annex 5.

10	FISCAL ASSISTANCE

10.1	NXP Corporate Fiscal in consultation with Ernst & Young will assist you in the filing of your annual tax returns and the Company shall pay all costs involved.

11	SALARY SAVINGS PLAN

11.1	The CEO can participate in the Salary savings plan in accordance with the group plan as applicable from time to time. The current plan is attached hereto in Annex
6. Any year the CEO participates in this plan, he cannot participate in the life course scheme mentioned in paragraph 12.

12	LIFE COURSE SCHEME

12.1
The CEO can participate in the Company’s Life Course Scheme in accordance with the relevant group policy as applicable from time to time. The current scheme is attached hereto in Annexes 7. Any year the CEO participates in this plan, he cannot participate in the Salary Savings Plan mentioned in paragraph 11.

13	CONFIDENTIALITY AND RETURN OF PROPERTY

13.1
The CEO may not, either during or after the end of this agreement, use confidential information about the Company and its group or affiliated companies (collectively referred to as: the “Group”) and the Group's activities or products, including information about suppliers, customers and other relations, for any other purpose than is necessary in connection with the performance of his duties. The CEO shall maintain such information carefully and ensure that third parties do not become aware of it other than in accordance with this paragraph 13.1. The provisions of this paragraph do not apply if the CEO is required to use or disclose the information by law or pursuant to a court decision.

13.2
With regard to property of the Group, including documents, computer discs and other data carriers as well as copies thereof, which come into the CEO’s possession in connection with the performance of his duties, the CEO shall not use such property in any other way and shall not keep it any longer than is necessary to perform his duties, and the CEO shall in any event hand over or return such property immediately to the Company at the latter's request or, at the CEO’s own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended.

July 17, 2009

13.3
If information as referred to in paragraph 13.1 has been stored in a computer system of the CEO or has otherwise been stored in a form which does not have to be handed over or returned by the CEO pursuant to paragraph 13.2, the CEO shall not keep that information for any period longer than is necessary to perform his duties, and in any event destroy the information immediately at the Company's request or, at the CEO’s own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended.

13.4
If the CEO is in breach of paragraphs 13.1 to 13.3, he shall, in derogation from the provisions of section 7:650 subsections 3, 4 and 5 Civil Code, owe to the Company without any demand or other prior notice a non-recurrent penalty of EUR 10,000, to be increased by a penalty of EUR 100 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the obligations set out in paragraphs 13.1 to 13.3.

14	NO ADDITIONAL OCCUPATION

14.1
The CEO shall refrain from accepting remuneration or time consuming non- remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Company.

15	NON-COMPETITION

15.1
During this agreement and a period of one year after the end of this agreement the CEO may not, without the Company's prior written consent, directly or indirectly, for himself or for others, and against payment or otherwise, in any way work for, or be involved or have an interest in, any person, company or organisation which conducts activities comparable to or competing with the Group's activities. The preceding sentence shall also apply to activities in areas in which the Group has become active since the execution of this agreement. The Company’s consent shall not be withheld unreasonably

15.2
During this agreement and a period of one year after the end of this agreement the CEO may not, without the Company's prior written consent, directly or indirectly, for himself or for others, and against payment or otherwise, in any way do business or maintain any form of business contact with, or work for, or be involved or have an interest in (future) customers or commercial contacts of the Group that were such of the group in the two years preceding the termination of employment. The Company’s consent shall not be withheld unreasonably

15.3
If the CEO is in breach of paragraphs 15.1 and 15.2, he shall in derogation from the provisions of section 7:650 subsections 3, 4 and 5 Civil Code owe to the Company without any demand or other prior notice a non-recurrent penalty of EUR 10,000, to be increased by a penalty of EUR 100 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the obligations set out in paragraphs 15.1 and 15.2. The Company shall have the right to claim damages in addition to the aforementioned penalty.

16	INTELLECTUAL PROPERTY

16.1
The Company shall be fully entitled to all rights, including all intellectual property rights, under Dutch or foreign law in respect of everything created wholly or partly by the CEO independently or in cooperation with others during, and until one year after the end of, this agreement, including but not limited to data banks, trade names, know-how, trademarks, designs, products, drawings, inventions and works (hereinafter referred to as "Objects"), irrespective of whether the Objects have been created at the workplace or elsewhere and during or outside working hours. The Company shall have sole discretion in deciding whether to apply for protection of such rights.

16.2
The CEO shall not have the right to mention his name or have it mentioned in connection with the rights referred to in paragraph 16.1, with the exception of the provisions of section 14 subsection 1 of the 1995 Patent Act (Rijksoctrooiwet 1995). The CEO hereby waives in respect of the rights referred to in paragraph

16.1 his moral rights as referred to in section 25 of the 1912 Copyright Act (Auteurswet 1912) and any claims he may have to any financial compensation in addition to his salary, provided that the law permits such waiver.

16.3
The CEO shall inform the Company immediately if he creates, alone or in cooperation with others, an object which is subject to a right as referred to in paragraph 16.1. Where necessary and possible, the CEO shall hereby assign to the Company with future effect the rights referred to in paragraph 16.1, and the Company hereby accepts such assignment. The CEO shall, both during and after the end of this agreement, give all cooperation to enable the Company to acquire the rights referred to in paragraph 16.1, to register the rights in the Company's name and to enforce the rights against third parties. The CEO hereby gives the Company an irrevocable power of attorney to perform the relevant actions in the CEO’s name. The costs of the cooperation shall be borne by the Company.

17	GIFTS

17.1
The CEO shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value, also taking into consideration provision 1.6 of this agreement.

18	TRAVEL RULES

18.1	Annex 9 provides you with the travel rules.

19	LEGAL COSTS

19.1
The Company will pay the costs of the legal representation incurred by the CEO with respect to the drafting of and advice about this Agreement upon receipt of an invoice in the name of the Company, albeit that a maximum amount of EUR 20.000,- excluding 6% office costs and excluding VAT will be reimbursed.

20	AMENDMENTS

20.1	Amendments to this agreement may only be agreed upon in writing and with regard to the Company, solely when a decision to that effect has been taken by the competent body of the Company.
The payments and amounts referred to in paragraphs 11 and 12 may be altered unilaterally by the Company if fiscal and/or government regulations make this necessary.

21	MISCELLANEOUS

21.1	This is a fully integrated agreement that supersedes all prior agreements, whether oral or written, between the CEO and the Company, its predecessor companies or affiliated companies.

21.2	The Data concerning the CEO will be recorded in one or more personnel registration systems.

22	APPLICABLE LAW, NO COLLECTIVE LABOUR AGREEMENT

22.1	This agreement is governed by the laws of the Netherlands.

22.2	No Collective Labour Agreement is applicable to this agreement.

In witness whereof, this agreement has been signed in duplicate in the manner set out below. If you agree with this proposal you are requested to initial and sign the enclosed copy of this contract, fill out Annex 9 and return them before July 21, 2009 to José Stinis, High Tech Campus 60 - room 3.12, 5656 AG Eindhoven, The Netherlands.

/s/ Mr. P. Bonfield    /s/ Mr. R.L. Clemmer
Mr. P. Bonfield    Mr. R.L. Clemmer
Chairman of the Supervisory Board of NXP B.V.

/s/ Mr. J.P. Huth
Mr. J.P. Huth
Member of the Supervisory Board of NXP B.V.

Annexes

1.	Company Car

2.	Holidays

3.	Accident Insurance

4.	Industrial disability

5.	Pension

6.	Salary savings plan

7.	Company’s Life Course Scheme

8.	Travel Rules

9.	Personal Data Form

Richard L. Clemmer

Eindhoven, October 16, 2013

Dear Rick,

Once again, we, on behalf of NXP Semiconductors N.V. (“NXP”), appreciate your willingness to continue your CEO/Presidentship of NXP and with this we confirm our agreement to extend your employment contract of July 17, 2009, as amended in August and October 2010, with another three years, subject to your yearly re-appointment by NXP’s stockholders meeting.

With this, the following paragraph replaces paragraph 2.2. of your employment contract of July 17, 2009, as amended in August and October 2010:

“2.2 This agreement shall terminate automatically, without notice being required, on November 1, 2016.”

In addition to the above amendment of your employment agreement, and notwithstanding what is stipulated in the respective LTIP terms and conditions, this is to confirm that in case your employment with NXP terminates as a result of your death (“death in service”), your unvested LTI’s (including any NXP stock options, performance stock units and restricted stock units) will fully (for 100%) vest (accelerated vesting). As a consequence, in case of your death in service, your unvested LTI’s will become unconditional on the date of your death in service and as of such date no performance conditions and/or time vesting requirements will apply anymore.

Would you be so kind to return one signed copy of this letter to Mrs. Jan Vernon.

Trusting that we shall continue to work together successfully, we remain,

Yours sincerely,                For Approval:

/s/ Sir Peter Bonfield    /s/ Johannes Huth                /s/ Richard L. Clemmer
Sir Peter Bonfield    Johannes Huth                Rick Clemmer

Chairman of the Board	Vice-Chairman of the Board CEO & President

STRICTLY PERSONAL & CONFIDENTIAL

Richard L. Clemmer

Eindhoven, November 28, 2018

Dear Rick,

On behalf of NXP Semiconductors N.V. (“NXP”), we confirm our agreement that your management services agreement will continue until August 1, 2021, subject to NXP’s general meeting of shareholders (“AGM”) in its annual meetings during this period continues to appoint you as Executive Director/CEO of NXP for the same period. With the exception of that stated in this letter agreement, the current terms of your management services agreement, as laid down in your employment contract of July 17, 2009 (as amended from time to time) will continue as long as you’re Executive Director/CEO as appointed by the AGM.

In the meantime, on June 22, 2018, the AGM has appointed you as Executive Director/CEO until the 2019 AGM, and thus the management services agreement with NXP as a minimum continues until the 2019 AGM. Subject to the condition that the 2019 AGM re-appoints you for another term as Executive Director/CEO, the management services agreement subsequently will continue for the same period.

The following main amendments to your management services agreement apply as of September 1, 2018:

(i)	your base salary increased by 5% (up to €1,2M) and
(ii)    your on-target cash incentive percentage increased to 150% of the base salary.

This is to confirm that the continuation of the existing terms and conditions of your management services agreement includes the following arrangements:

1.London Housing: you are entitled to GBP 30,369 monthly net payment
2.Mobility Allowance: you are entitled to EUR 34,800 gross annual payment

3.	Compensation Allowance: you are entitled to EUR 51,000 gross annual payment for accommodations in Eindhoven
4.Storage Costs: you are entitled to EUR 31,500 gross annual payment

Would you be so kind to return one signed copy of this letter to Mrs. Jan Vernon.

Yours sincerely,                            For Approval:

/s/ Sir Peter Bonfield        /s/ Peter Smitham        /s/ Richard L. Clemmer
Sir Peter Bonfield        Peter Smitham            Richard Clemmer

NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands

STRICTLY PERSONAL & CONFIDENTIAL

Chairman of the Board	Chairman NCC Executive Director/CEO

NXP Semiconductors, High Tech Campus 60, 5656 AG Eindhoven, the Netherlands